Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports Fiscal 2011 Operating Results

Income before Taxes Improves to $5.2 million

Net Income Increases to $11.6 million

COSTA MESA, Calif., February 27, 2012 (Globenewswire) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported that income before income taxes increased to $5.2 million, and net income increased to $11.6 million, or $0.98 per diluted share, in the year ended 2011, as compared to a pre-tax loss of $5.0 million and a net loss of $14.0 million, or $1.44 per diluted share, in 2010. The increase in pre-tax income in 2011 was primarily attributable to a reduction in provision for loan losses of $9.1 million, and an increase in non-interest income of $1.4 million, in each case as compared to 2010. The increases in net income and net income per diluted share were attributable to that reduction in the provision for loan losses and the increase in non-interest income, coupled with an income tax benefit of $6.4 million, as compared to a provision for income taxes of nearly $9.0 million in 2010. The income tax benefit was the result of a $7.0 million reversal, made possible by the improvements in our 2011 operating results, of charges taken to increase reserves against our deferred asset in 2010.

Income before income taxes increased to $1.0 million, and net income for the fourth quarter of 2011 increased to $7.9 million, or $0.62 per diluted share, as compared to pre-tax loss of $2.1 million and a net loss of $2.0 million, or $0.22 per diluted share, incurred in the same quarter of 2010. This improvement was primarily attributable to (i) a $1.6 million reduction in provision for loan losses, (ii) an increase in non-interest income of $1.4 million, (iii) a decrease in non-interest expense of $542,000 and (iv) an income tax benefit of $6.7 million, in each case as compared to the fourth quarter of 2010.

“I am pleased to report our return to profitability in 2011, which was the result of improvements in our operating results and in the quality of our loan portfolio,” stated Raymond E. Dellerba, President and CEO of the Company and the Bank. “Banking revenues, consisting of net interest income and non-interest income, increased every quarter during 2011, and by nearly 10% in the fourth quarter of 2011, despite a continuing sluggishness in and uncertainties regarding the strength of the economic recovery, which dampened loan demand in 2011. At the same time, due to the improvement in the quality of our loan portfolio, exemplified by reductions in loan charge-offs and delinquencies, we were able to reverse the provisions made for loan losses in 2011, as compared to provisions of $8.3 million made for loan losses in 2010. If the economic recovery strengthens and loan demand increases in 2012, we believe we will be able to achieve improvements in our net interest income and non-interest income and in the quality of our loan portfolio in 2012” stated Mr. Dellerba. “I also want to take this opportunity to thank the members of our management team for the efforts they devoted and the energies they expended, without which our return to profitability in 2011 could not have been achieved” added Mr. Dellerba.

Results of Operations

Net Interest Income. In fiscal 2011, net interest income increased by $353,000, or 1.1%, to $33.2 million, from $32.8 million in fiscal 2010. That increase was primarily attributable to a $7.0 million, or 38.6%, decline in interest expense, substantially offset by a $6.6 million, or 13.0%, decrease in interest income in 2011, as compared to 2010. The decline in interest expense was due primarily to reductions in market rates of interest, as a result of which the average rate of interest that we paid on our interest-bearing liabilities declined to 1.43% in 2011 from 1.98% in 2010.

PMBC Fiscal Year 2011 Earnings Release

February 27, 2012

Also contributing, to a lesser extent, to that decline was a $34 million reduction in average borrowings outstanding and a change in the mix of our deposits to a higher proportion of lower-cost “core” deposits and a lower proportion of higher-cost certificates of deposits. The decline in interest income in 2011, as compared to 2010, was primarily attributable to the Federal Reserve Board’s reductions in interest rates, which reduced the yields that we were able to realize on our loans and investments and, to a lesser extent, to a decline in average loans outstanding reflecting continuing weakness in loan demand which we believe was primarily attributable to the sluggishness of and uncertainties regarding the economic recovery in 2011.

In the fourth quarter of 2011, net interest income decreased by $441,000, or 5.3%, to $7.8 million from $8.3 million in the fourth quarter of 2010. That decrease was the result of a $1.6 million, or 13.3%, reduction in interest income due primarily to a decrease in average earning assets, partially offset by a $1.2 million, or 30.6%, decrease in interest expense.

Primarily as a result of the decreases in interest expense, our net interest margin improved to 3.41% for the year ended December 31, 2011, from 2.92% for 2010.

Provision for Loan Losses and Net Interest Income after Provision for Loan Losses. During the fiscal year ended December 31, 2011, we reversed the provision for loan losses by $833,000, as compared to making provisions for loans losses of $8.3 million in 2010. That reversal was made possible by an improvement in the quality of our loan portfolio, as evidenced by declines in net loan charge-offs and loan delinquencies and, to a lesser extent, by a decrease in total loans outstanding, in 2011 as compared in each case to 2010. Due to the reduction in the provisions made for loan losses, net interest income after those provisions increased by nearly $9.4 million, or 38.6%, to $34.0 million in 2011, as compared to $24.6 million in 2010. Although that reversal in the provisions made for loan losses resulted in a reduction in the amount of the allowance for loan losses at December 31, 2011, as compared to December 31, 2010, the ratio of the allowance to total loans outstanding at December 31, 2011 remained substantially unchanged at 2.37%, as compared to 2.44% at December 31, 2010.

Noninterest income. Noninterest income increased by $1.5 million, or 21.5%, due to a $2.4 million, or 62.3%, increase in mortgage banking revenues to $6.1 million in 2011, from $3.7 million in 2010. That increase was partially offset by a $1.1 million decline in gains on sales of securities held for sale in 2011 as compared to 2010. During the fourth quarter of 2011, non-interest income increased by $1.4 million, or 95.2%, to $2.8 million, from $1.4 million in 2010, as a result of a $1.5 million increase in mortgage banking revenues. The increases in mortgage banking revenues were primarily attributable to increases in the volume of residential mortgage loans we originated in the year and fourth quarter ended December 31, 2011 and the adoption of Accounting Standards Update (“ASU”) 825, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 (ASU 825), on mortgage loans held for sale as of December 1, 2011.

Noninterest expense. Noninterest expense in 2011 increased by $737,000, or 2.0%, as compared to 2010, due primarily to a $1.7 million, or 11.3%, increase in compensation expense, primarily attributable to an increase in staffing in the mortgage loan division to make it possible to take advantage of an increase in demand for residential mortgage loans, and an increase of nearly $1.1 million in provisions made for litigation and other contingencies. Those increases were substantially offset by a $1.5 million, or 40.7%, decrease in FDIC insurance assessments and an $830,000, or 17.5%, decrease in professional fees consisting of legal fees and expenses incurred principally in connection with the collection and foreclosures of non-performing loans and loan restructurings.

In the fourth quarter of 2011, non-interest expense decreased by $542,000, or 4.9%, as compared to the same quarter of 2010, due primarily to a $821,000, or 53.1%, decrease in professional fees and a $726,000, or 59%, decrease in FDIC deposit insurance premiums, which were somewhat offset by a $1.2 million, or 33.9%, increase in compensation expense and a $175,000 increase in the provisions made for contingencies.

Income before income taxes. Due primarily to the above-described increase in non-interest income and the reversal in the provisions made for loan losses, we generated pre-tax income of $5.2 million in 2011, which represented a $10.2 million improvement over the pre-tax loss of $5.0 million incurred in 2010. Fourth quarter 2011 pre-tax income improved by nearly $3.1 million, or 149%, to $1.0 million, from a pre-tax loss of $2.1 million in the fourth quarter of 2010, due primarily to the above described increases in net interest income and noninterest income, the $833,000 reversal of the provision for loan losses and the $542,000 reduction in non-interest expense in the fourth quarter of 2011.

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PMBC Fiscal Year 2011 Earnings Release

February 27, 2012

Income Tax Provision (Benefit). We recorded a non-cash income tax benefit of $6.4 million in 2011 as a result of a $7.0 million release in the valuation allowance that we had established against our deferred tax asset, by means of charges to the provision for income taxes, in 2010. That reduction was based on an assessment we made in the fourth quarter of 2011 that, due to a strengthening of economic conditions, an improvement in the quality of our loan portfolio and the improvement in our results of operations in 2011, it had become more likely, than not, that we would be able to use approximately $7.0 million of the $15.0 million of income tax benefits comprising our deferred tax asset to offset or reduce income taxes in future periods.

By comparison, in 2010, we recognized a non-cash charge of $9.0 million to the provision for income taxes in order to increase the valuation allowance we had previously established against our deferred tax asset by $10.7 million. That increase was the result of a determination we made in the second quarter of 2010 that, due to the continuing weakness of the economy, the uncertainties about the strength of the economic recovery and our continuing losses, it had become more likely, than not, that we would be unable to use the remainder of our deferred tax asset to offset or reduce income taxes in future periods.

Financial Condition

Loans. During 2011, the average volume of loans outstanding decreased to $709 million from $787 million in 2010, primarily reflecting the effects on loan demand of the sluggishness, and continuing uncertainties about the strength, of the economic recovery. As a result, at December 31, 2011, gross loans totaled approximately $657 million, a decrease of $83 million, or 11.2%, as compared to nearly $740 million at December 31, 2010.

Deposits. Deposits increased by $46 million, or 5.6%, to $862 million at December 31, 2011, from $816 million at December 31, 2010, primarily as a result of an increase in core deposits, comprised of a $20 million, or 14.1%, increase in noninterest bearing demand deposits to $164 million at December 31, 2011 from $144 million at December 31, 2010 and a $24 million, or 18.1% increase in savings and other interest bearing transaction deposits, to $159 million at December 31, 2011, from $134 million at December 31, 2010. As a result, the volume of lower-cost core deposits increased to 40.9% of total deposits at December 31, 2011 from 37.7% at December 31, 2010, while higher-cost time deposits decreased as a percentage of total deposits to 59.1% at December 31, 2011 from 62.3% at December 31, 2010.

Asset Quality

The following table sets forth certain trends in the quality of the loan portfolio over the five quarters ended December 31, 2011, as measured by the changes in non-performing and delinquent loans and other real estate owned.

	2011				2010
	Quarters Ended				Quarter Ended
	December 31	September 30	June 30	March 31	December 31
Total non-performing loans	$14,099	$27,940	$27,303	$27,895	$22,051
Total other real estate owned	37,421	23,761	25,012	27,766	33,170
Total other non-performing assets	380	380	621	403	372

Total non-performing assets	$51,900	$52,081	$52,936	$56,064	$55,593

Loans 90 days past due	$5,110	$23,595	$25,129	$8,165	$5,845
Loans 30 days past due	6,041	6,552	782	23,708	12,035

Total loans past due 30 days or more	$11,151	$30,147	$25,911	$31,873	$17,880

Allowance for loan losses	$15,627	$16,726	$17,383	$18,366	$18,101
Ratio of allowance to total loans outstanding	2.37%	2.43%	2.42%	2.56%	2.44%

As the above table indicates, total non-performing assets declined by $3.7 million to $51.9 million at December 31, 2011, from $55.6 million at December 31, 2010. That improvement was due primarily to an $8.0 million decline in non-performing loans, partially offset a $4.2 million increase in other real estate owned at December 31, 2011, as compared to December 31, 2010. The increase in other real estate owned was attributable to foreclosures by us of non-performing loans, which we believe will enable us to dispose of those real properties and, thereby, reduce the volume of our non-performing assets in the future.

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PMBC Fiscal Year 2011 Earnings Release

February 27, 2012

“Our collection efforts have been focused on acquiring the properties that collateralize non-performing loans, which enables us to dispose of those properties and, thereby, reduce our non-performing assets, or NPAs,” stated Nancy A. Gray, Senior Executive Vice President and Chief Financial Officer. As a result of those efforts, we succeeded in acquiring real properties collateralizing $19 million of non-performing loans and in selling $15 million of other real estate owned over the 12 months ended December 31, 2011,” continued Ms. Gray.

Capital Resources

At December 31, 2011, Pacific Mercantile Bank, our wholly owned banking subsidiary, on a stand-alone basis, had total capital of approximately $110 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 13.4% and, as a result, the Bank continued to be classified as a “well-capitalized” banking institution, which is the highest of the capital standards established for banks by federal banking regulatory authorities. In addition, the Bank’s ratio of adjusted tangible shareholders’ equity-to-tangible assets was 9.4%, which exceeded the capital requirements made applicable to the Bank by a regulatory order, issued on August 31, 2010, by the California Department of Financial Institutions (the “DFI Order”). At the same time, the ratio of the Company’s total capital-to-risk weighted assets, determined on a consolidated basis, continued to exceed the capital requirements applicable to bank holding companies under federal regulatory capital standards. The following table sets forth the capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand alone basis) at December 31, 2011, as compared to the federal regulatory capital requirements applicable to the Company and the Bank.

	Actual At September 30, 2011		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital to Risk Weighted Assets:
Company	$109,884	13.4%	N/A	N/A
Bank	109,603	13.4%	$81,898	At least 10.0%
Tier 1 Capital to Risk Weighted Assets:
Company	$99,168	12.1%	N/A	N/A
Bank	99,308	12.1%	$49,139	At least 6.0%
Tier 1 Capital to Average Assets:
Company	$99,168	9.8%	N/A	N/A
Bank	99,308	9.9%	$50,373	At least 5.0%

Mortgage Division

The Bank’s Mortgage Division generated approximately $370 million of mortgage loans in 2011 as compared to approximately $217 million of mortgage loans in 2010, which represents an increase of 70% over the corresponding year of 2010. In addition, the Mortgage Division generated revenues of approximately $7.7 million in 2011 as compared to $4.8 million in 2010, which represents an increase of 60% over the corresponding year ended 2010.

Neil B. Kornswiet, the President of the Mortgage Division of the Bank, stated “The Mortgage Division continues to grow and I believe that with our focus on home purchase transactions we will increase the value of the franchise for the Bank.”

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

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PMBC Fiscal Year 2011 Earnings Release

February 27, 2012

The Bank operates a total of seven financial centers in Southern California, four of which are located in Orange County, one of which is located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our financial center in Los Angeles County is located in the city of Beverly Hills. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly significantly, from our expectations as set forth in the forward-looking statements contained in this news release.

These risks and uncertainties include, but are not limited to, the following: The risk that the economic recovery, which is still relatively fragile, will be adversely affected by international monetary or other economic conditions, as a result of which we could incur additional loan losses that would adversely affect our results of operations and cause us to incur losses in 2012; uncertainties and risks with respect to the effects that our compliance with the Federal Reserve Bank regulatory agreement (the “FRB Agreement”) and the DFI Order will have on our business and results of operations because, among other things, that Agreement and Order impose restrictions on our ability to grow our banking franchise and the risk of potential future supervisory regulatory action against us or the Bank by the FRB or the DFI if we are unable to meet the requirements of the FRB Agreement or the DFI Order; the risk that sales of equity securities we might make in the future to raise additional capital could be dilutive of our existing shareholders; the risks that continued weakness in the economy and the possibility that the Federal Reserve Board will keep interest rates low in an effort to stimulate the economic recovery, will reduce our net interest margins and, therefore, our net interest income; the prospect that government regulation of banking and other financial services organizations will increase generally and more particularly as a result of the implementation of the Dodd-Frank Consumer Protection and Financial Reform Act, which could increase our costs of doing business and restrict our ability to take advantage of business and growth opportunities; and the risk that our re-entry in the wholesale mortgage banking business may cause us to incur additional operating expenses and may not prove to be profitable or may even cause us to incur losses.

Additional information regarding these and other risks and uncertainties to which our business and our stock price performance are subject is contained in our Annual Report on Form 10-K for the year ended December 31, 2011, which we filed with the SEC on February 27, 2012. Due to those risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance.

We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

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PMBC Fiscal Year 2011 Earnings Release

February 27, 2012

CONSOLIDATED RESULTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,			Fiscal Year Ended December 31,
			Percent			Percent
	2011	2010	Change	2011	2010	Change
Total interest income	$10,429	$12,024	(13.3)%	$44,290	$50,919	(13.0)%
Total interest expense	2,616	3,770	(30.6)%	11,099	18,081	(38.6)%

Net interest income	7,813	8,254	(5.3)%	33,191	32,838	1.1%
Provision for loan losses	(833)	800	(204.1)%	(833)	8,288	(110.1)%

Net interest income after provision for loan losses	8,646	7,454	16.0%	34,024	24,550	38.6%
Non-interest income
Service charges & fees on deposits	234	277	(15.5)%	997	1,207	(17.4)%
Mortgage banking (including net gains on sales of loans held for sale)	2,478	998	148.3%	6,070	3,741	62.3%
Net gains on sales of securities available for sale	—	113	N/M	405	1,530	(73.5)%
Other than temporary impairment of securities	—	—	N/M	(169)	(286)	(40.9)%
Net loss on sale of other real estate owned	(48)	—	N/M	158	(64)	346.9%
Other non-interest income	126	41	207.3%	768	643	19.4%

Total non-interest income	2,790	1,429	95.2%	8,229	6,771	21.5%
Non-interest expense
Salaries & employee benefits	4,816	3,598	33.9%	17,074	15,345	11.3%
Occupancy and equipment	1,018	973	4.6%	3,973	3,945	0.7%
Provision for contingencies	725	550	31.8%	1,625	550	195.5%
Professional Fees	724	1,545	(53.1)%	3,922	4752	(17.5)%
Other real estate owned expense	1,214	1,442	(15.8)%	3,126	2,772	12.8%
FDIC Expense	505	1,231	(59.0)%	2,226	3,753	(40.7)%
Other non-interest expense	1,412	1,617	(12.7)%	5,108	5,200	(1.8)%

Total non-interest expense	10,414	10,956	(4.9)%	37,054	36,317	(2.0)%

Income (loss) before income taxes	1,022	(2,073)	149.3%	5,199	(4,996)	204.1%
Income tax (benefit) provision	(6,838)	(101)	N/M	(6,433)	8,958	(171.8)%

Net income (loss)	$7,860	$(1,972)	498.6%	$11,632	$(13,954)	183.4%

Cumulative undeclared dividends on preferred stock	(264)	(319)	(17.2)%	(440)	(1,075)	(59.1)%

Net income (loss) allocable to common stockholders	$7,596	$(2,291)	431.6%	$11,192	$(15,029)	174.5%

Net income (loss) per common share
Basic	$0.62	$(0.22)	381.3%	$0.99	$(1.44)	168.8%
Diluted	$0.62	$(0.22)	381.8%	$0.98	$(1.44)	168.1%
Weighted average shares outstanding
Basic	12,273,003	10,434,665		11,361,389	10,434,665
Diluted	12,278,278	10,434,665		11,371,524	10,434,665
Ratios:(1)
ROA	3.08%	(0.71)%		1.15%	(1.20)%
ROE	39.17%	(11.46)%		16.51%	(19.26)%
Net interest margin	3.15%	3.07%		3.41%	2.92%
Efficiency ratio	98.22%	113.15%		89.46%	91.69%

(1)	With the exception of the efficiency ratio, the following ratios and net interest margin for the three months ended December 31, 2011 and 2010 have been annualized.

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PMBC Fiscal Year 2011 Earnings Release

February 27, 2012

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	December 31,		Increase/ (Decrease)
	2011	2010
ASSETS
Cash and due from banks	$10,290	$7,306	40.8%
Interest bearing deposits with financial institutions (1.)	86,177	25,372	239.7%
Interest bearing time deposits	1,423	2,078	(31.5)%
Investments (including stock)	159,063	191,121	(16.8)%
Loans held for sale, at lower of cost or market	66,230	12,469	431.2%
Core Loans, net	641,962	722,210	(11.1)%
OREO	37,421	33,170	12.8%
Investment in unconsolidated trust subsidiaries	682	682	—
Other assets	21,304	21,462	(0.7)%

Total Assets	$1,024,552	$1,015,870	0.9%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$164,382	$144,079	14.1%
Interest bearing deposits
Interest checking	29,468	29,765	(1.0)%
Savings/money market	158,518	134,183	18.1%
Certificates of deposit	509,679	508,199	0.3%

Total interest bearing deposits	697,665	672,147	3.8%

Total deposits	862,047	816,226	5.6%
Borrowings	49,000	112,000	(56.3)%
Other liabilities	9,353	6,701	39.6%
Junior subordinated debentures	17,527	17,527	—

Total liabilities	937,927	952,454	(1.5)%
Shareholders’ equity	86,625	63,416	36.6%

Total Liabilities and Shareholders’ Equity	$1,024,552	$1,015,870	0.9%

Tangible book value per share	$6.26	$4.86	28.8%

Tangible book value per share, as adjusted(2)	$6.08	$5.55	9.6%

Shares outstanding	12,273,003	10,434,665	17.6%

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.
(2)	Excludes accumulated other comprehensive income/loss, which was included in shareholders’ equity.

	Fiscal year Ended December 31,
Average Balances (in thousands)	2011	2010
Average gross loans (*)	$709,212	$786,576
Average loans held for sale(*)	$27,394	$15,037
Average earning assets	$973,900	$1,125,274
Average assets	$1,010,806	$1,162,036
Average equity	$70454	$72,440
Average interest bearing deposits	$684,744	$787,398

(*)	Excludes loans held for sale and allowance for loan losses (ALL).

Credit Quality Data (dollars in thousands)	At December 31,
	2010	2010
Total non-performing loans	$14,099	$22,051
Other real estate owned	37,421	33,170
Other non-performing assets	380	372

Total non-performing assets	$51,900	$55,593

Net charge-offs year-to-date	$1,641	$10,532
90-day past due loans	$5,110	$5,845
Allowance for loan losses	$15,627	$18,101
Allowance for loan losses /gross loans (excl. loans held for sale)	2.37%	2.44%
Allowance for loan losses /total assets	1.53%	1.78%

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